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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 1999
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                           Sandy Spring Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


              Maryland                  0-19065                52-1532952
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(State or other jurisdiction       (Commission file           (IRS Employer
of incorporation)                       number)          Identification Number)


17801 Georgia Avenue, Olney, Maryland          20832
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(Address of Principal Executive Offices)     (Zip Code)


Registrant's telephone number, including area code:  (301) 774-6400
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Item 5.  Other Events.
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     On July 21, 1999, Sandy Spring National Bank of Maryland (the "Bank"), a
subsidiary of Sandy Spring Bancorp, Inc. ("Bancorp") entered into a purchase and assumption agreement with Mellon Bank (MD) National Association,("Mellon") that calls for the Bank to acquire certain banking operations of seven Mellon branches. The branches are located in Montgomery and Anne Arundel counties, Maryland, and Northern Virginia. The acquisition, subject to regulatory approval, is expected to be completed by the end of the third quarter. Mellon is a subsidiary of Mellon Bank Corporation.

     In this transaction, the Bank expects to acquire approximately $235 million in deposits, $35 million in loans and $1.5 million in furniture, equipment and other fixed assets, to assume certain lease obligations, and to record an intangible asset of approximately $ 19 million. The Bank currently has twenty-three banking offices in Montgomery, Howard, Prince George's and Anne Arundel Counties in Maryland.

     At June 30, 1999, Bancorp had consolidated assets of approximately $1.3 billion. Bancorp expects that the transaction will not materially affect 1999 earnings per share, and will increase earnings per share in 2000 and later years.

Item 7. Financial Statements and Exhibits.
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(a)  Exhibit 99 - Press Release dated July 21, 1999



                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                SANDY SPRING BANCORP, INC.



                                                By: /s/ James H. Langmead
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                                                        James H. Langmead,
                                                        Vice President and
                                                         Treasurer
Dated : July 22, 1999